UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Thor Industries, Inc.

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601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

FOR IMMEDIATE RELEASE

THOR ANNOUNCES amended omnibus stock plan

Elkhart, Indiana, November 23, 2016 – Thor Industries, Inc. (NYSE:THO) today announced that the Company is planning to file an amendment to its Omnibus Stock Plan on Monday, November 28, 2016.

On November 22, 2016, Thor received a copy of the Proxy Analysis & Benchmark Policy Voting Recommendations issued by the Institutional Shareholder Services, (“ISS”). In its Recommendations, ISS recommended that the stockholders vote in favor of all of the Items included in the proxy card for the Annual Meeting, except for Item 4 relating to the New Equity Incentive Plan. ISS stated that in its analysis, a provision allowing transfer of nonstatutory stock options could lead to a theoretical transfer to a third-party financial institution without prior shareholder approval.

In addressing the basis for the ISS recommendation, Thor management first notes that no holders of nonstatutory stock options have ever transferred any of their options to a financial institution or requested the plan administrator to approve any such transfer. Further, as of October 31, 2016, no nonstatutory stock options were outstanding, and the Company has no plans to grant additional options. Nevertheless, Thor has no interest nor does it have any intent to allow or permit any transfer of options to any "third-party financial institution" as expressed in the theoretical situation posited by ISS. In recognition of the concerns of shareholders regarding this provision in the Plan, on Monday, November 28, 2016, Thor will be filing an amendment to its Proxy Statement wherein it will present an amended Omnibus Stock Plan (the "Amended Plan"). The Amended Plan will delete the provision of concern identified by ISS and eliminate any potential of a transfer of awards to a third party financial institution without prior shareholder approval.

The Board of Directors recommends that the Shareholders vote “FOR” the approval of the Company’s amended 2016 Plan. For any shareholders who have voted against Item 4 and would like to revoke your prior vote and vote in favor of Item 4, you can do so at any time before the polls close at the Annual Meeting by:

•	Voting again via telephone or Internet at proxyvote.com in favor of Item 4 by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;
•	Signing another proxy card with a later date indicating your vote in favor of Item 4 and returning it to us prior to the Annual Meeting;
•	Sending our Corporate Secretary a written document revoking your earlier proxy and indicating your vote in favor of Item 4; or
•	Voting again at the Annual Meeting in favor of Item 4

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world’s largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact

Jeffery A. Tryka, CFA,

Director of Corporate Development and Investor Relations

(574) 970-7912

jtryka@thorindustries.com